ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT (this “Agreement”) made as of February 19, 2025 by and between Apollo Diversified Real Estate Fund, a Delaware statutory trust (hereinafter referred to as the “Company” or the “Fund”), and Apollo Real Estate Fund Adviser, LLC, a Delaware limited liability company, (hereinafter referred to as the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, (the “Investment Company Act”) as a closed-end management investment company;

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth;

WHEREAS, the Administrator currently serves as the investment adviser (in its capacity as the investment adviser, the “Adviser”) to the Company; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a)	Employment of Administrator.

The Company hereby employs the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Company (the “Board”), for the period and on thet erms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b)	Services.

The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to shareholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Company. For the avoidance of doubt, the parties agree that the Administrator shall not be considered to be in breach of this Agreement for the failure to perform certain services described in this Agreement, provided that such services are performed by a third-party administrator otherwise engaged by the Company.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations including the Company’s allocable portion of the costs and expenses of providing personnel and facilities hereunder except as otherwise provided herein and in that certain Investment Advisory Agreement, by and between the Company and the Adviser, as amended from time to time (the “Advisory Agreement”) except as specifically provided herein or otherwise in the Advisory Agreement, the Company anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Company, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Company will bear all other costs and expenses of the Company’s operations, administration and transactions, including, but not limited to:

(a)	investment advisory fees, including management fees, to the Adviser, pursuant to the Advisory Agreement.

(b)	the Company’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under this Agreement, including but not limited to: (i) the Company’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Company; and (iii) any internal audit group personnel of Apollo Global Management, Inc. (“Apollo”) or any of its affiliates; and

(c)	all other expenses of the Company’s operations, administration and transactions including, without limitation, those relating to:

(i)	interest and taxes;

(ii)	brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments (including, without limitation, security settlement costs);

(iii)	calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm, or agent or service provider of the Company (including, without limitation, Company administrators, custodians and pricing services));

(iv)	interest payable on debt and dividends and distributions on preferred shares, as applicable, if any, incurred to finance the Company’s investments;

(v)	custodian, registrar and transfer agent fees and fees and expenses of other service providers;

(vi)	all costs of registration and, if applicable, listing the Company’s shares on any securities exchange;

(vii)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; fees and expenses of the Company’s directors who are not “interested persons” of the Company;

(viii)	the cost of office facilities, equipment and certain systems (including, but not limited to application licensing, development and maintenance, data licensing and reporting);

(ix)	the cost incurred to implement and monitor ISDA, Prime Brokerage and other agreements governing the Company’s financing or borrowing facilities;

(x)	legal and audit expenses;

(xi)	fees and expenses related to the registration and qualification of the Company and the Company’s shares for distribution under state and federal securities laws;

(xii)	expenses of printing and mailing reports and notices and proxy material to shareholders of the Company;

(xiii)	all other expenses incidental to holding meetings of the Company’s shareholders, including proxy solicitations therefor;

(xiv)	insurance premiums for fidelity bond and other insurance coverage;

(xv)	investment management fees; (xvi) expenses of typesetting for printing prospectuses and statements of additional information and supplements to these documents;

(xvii)	expenses of printing and mailing prospectuses and supplements thereto;

(xviii)	expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired to perform work in respect of the Company;

(xix)	all other expenses incurred by the Company in connection with administering the Company’s business, including the Company’s allocable portion of the cost of the Company’s chief compliance officer, chief financial officer, chief legal officer and any other officers of the Company, investor relations personnel and their respective staffs; and

(xx)	such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Company is a party and legal obligations that the Company may have to indemnify the Company’s directors, officers and/or employees or agents with respect to these actions, suits or proceedings. It also is understood that if the Adviser or any of its affiliates provide accounting services to the Company, the Company will reimburse the Adviser and its affiliates for their costs in providing such accounting services to the Company using a methodology for determining costs approved by the Board. From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Company will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses.

All of the foregoing expenses will ultimately be borne by the Company’s shareholders.

Costs and expenses of the Administrator and the Adviser that are eligible for reimbursement by the Company will be reasonably allocated to the Company on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

7.	Duration and Termination of this Agreement

This Agreement will become effective as of February 19, 2025. This Agreement shall remain in force with respect to the Company for two years from the date of effectiveness, and thereafter shall automatically renew for successive one-year terms unless otherwise terminated as permitted herein.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trustees of the Company, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

8.	Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law

This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

10.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

APOLLO DIVERSIFIED REAL ESTATE FUND

By:

Name:	Kristin Hester

Title:	Chief Legal Officer and Secretary

APOLLO REAL ESTATE FUND ADVISER, LLC

By:

Name:	Kristin Hester Title: Vice President